Exhibit 99.2


                                                           FOR IMMEDIATE RELEASE

                     TREDEGAR RENEWS SHAREHOLDER RIGHTS PLAN

         RICHMOND, Va., June 17, 1999 -- Tredegar Corporation (NYSE:TG) announced today that its board of directors has adopted a new shareholder rights plan to replace its current plan, which was adopted in 1989 and expires on June 30, 1999. The provisions of the new plan are similar to those contained in the current plan. Like the current plan, the new plan is intended to ensure that all Tredegar shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the company.

         The primary objective of the rights plan is to encourage potential acquirers to negotiate with the company's board of directors. The plan has no immediate dilutive effect and does not diminish the ability of Tredegar or its shareholders to accept a fair acquisition offer. Tredegar said it is not aware of any efforts to acquire control of the company.

         Under the new plan, shareholders will receive one right for each share of Tredegar common stock owned at the close of business on June 18. The rights become exercisable after a person or group acquires beneficial ownership of 10 percent or more of Tredegar's common stock without prior approval of the company's board of directors. The new rights expire on June 30, 2009. A summary of the new plan is being mailed to registered shareholders.

         Based in Richmond, Va., Tredegar Corporation is a manufacturer of plastics and aluminum extrusions. Tredegar also has interests in drug discovery, drug delivery and a variety of other emerging technologies.

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